Company Contact:               Maggie Feeney
 Executive Vice President and
 Chief Financial Officer
 Cache, Inc.
 (212) 575-3206
FINAL
Investor Relations:               Allison Malkin/Farah Soi
 ICR, Inc.
 (203) 682-8225/(203) 682-8264

CACHE REPORTS SECOND QUARTER FISCAL 2011 RESULTS
Second Quarter Comparable Store Sales Increase 6.0%
Second Quarter Diluted EPS Increases Threefold to $0.22, Exceeding Guidance

New York, New York – July 28, 2011 – Cache, Inc., (NASDAQ: CACH), a specialty chain of women’s apparel stores, reported results for the thirteen (“second quarter”) and twenty-six week periods (“first six months”) ended July 2, 2011.

For the 13-week period ended July 2, 2011:
●
Net sales increased 6.5% to $60.3 million from $56.6 million in the second quarter of fiscal 2010. Comparable store sales increased 6.0%, which compares to an increase of 5.1% in the second quarter of fiscal 2010;

●	Gross profit increased 10.4% to $27.5 million, or 45.7% of net sales from $24.9 million, or 44.1% of net sales in the second quarter of fiscal 2010;
●	Operating income totaled $4.2 million, as compared to $1.4 million in the second quarter of fiscal 2010; and
●	Net income totaled $2.8 million, or $0.22 per diluted share, as compared to net income of $897,000, or $0.07 per diluted share in the second quarter of fiscal 2010.

Thomas Reinckens, Chairman and Chief Executive Officer, commented: “We are pleased to report better-than-expected second quarter results continuing our favorable momentum from the first quarter. We believe our strong performance validates the success of the design, merchandising and sourcing process changes implemented last year and the focused execution of our team. This led to a 6% increase in comparable store sales following a 5% comparable store sales increase in last year’s second quarter and a threefold increase in diluted earnings per share.  Our comparable store sales increase was fueled by regular price selling, as we presented distinctive collections that resonated with our core customers and attracted new consumers to our brand.  We ended the quarter with a strong balance sheet with $27 million in cash and marketable securities, with inventory below the prior year.”

 “As we look ahead, we are optimistic about our ability to continue our positive performance,” Mr. Reinckens continued.  “We see additional opportunity to further increase sales and margins, and utilize our improved tools to create stronger selling assortments.  We also expect to benefit from increased conversion rates by optimizing customer service levels and our in-stock position.  In total, we continue to expect fiscal 2011 to represent a strong year for Cache and deliver increased value for our stakeholders.”

For the 26-week period ended July 2, 2011:

●
Net sales increased 6.9% to $112.4 million from $105.1 million in the first six months of fiscal 2010.  Comparable store sales increased 6.8%, as compared to a decrease of 0.8% in the first six months of fiscal 2010;

●	Gross profit increased 18.7% to $49.4 million, or 44.0% of net sales from $41.6 million, or 39.6% of net sales in the first six months of fiscal 2010;
●	Operating income totaled $2.9 million, as compared to an operating loss of $5.2 million in the first six months of fiscal 2010; and
●	Net income was $2.0 million or $0.16 per diluted share, as compared to a net loss of $3.2 million or ($0.25) per diluted share in the first six months of fiscal 2010.

Gross profit for the second quarter of fiscal 2011 was $27.5 million, or 45.7% of net sales, compared to $24.9 million, or 44.1% of net sales, in the second quarter of fiscal 2010. For the six months of fiscal 2011, gross profit was $49.4 million or 44.0% of net sales, compared to $41.6 million or 39.6% of net sales in the first six months of fiscal 2010.  The increase in gross margin for the first six months of fiscal 2011 was primarily driven by an increase in full-price sales, an increase in initial mark-up and a decrease in markdowns as a percent of sales, as well as the leverage of fixed occupancy and operational costs, as compared to the prior year.

In total, operating expenses for the second quarter of fiscal 2011 were $23.4 million, or 38.8% of net sales, as compared to $23.5 million, or 41.5% of net sales, in the second quarter of fiscal 2010. For the first six months of fiscal 2011 operating expenses were $46.5 million, or 41.4% of net sales, compared to $46.8 million, or 44.6% of net sales, in the first six months of fiscal 2010.

At July 2, 2011, cash and marketable securities totaled $27.3 million, as compared to $30.9 million in cash and marketable securities at July 3, 2010.  Total inventory at cost decreased 10.1% at quarter end from the prior year period.

A table summarizing financial results follows:

	Twenty-Six Weeks Ended		Thirteen Weeks Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
	($ thousands, except for per share data, share numbers and store count)

Net sales	$112,365	$105,125	$60,266	$56,575
Operating income (loss)	2,899	(5,174)	4,159	1,444
Net income (loss)	2,027	(3,184)	2,799	897

Basic earnings (loss) per share	$0.16	$(0.25)	$0.22	$0.07
Diluted earnings (loss) per share	$0.16	$(0.25)	$0.22	$0.07

Basic weighted average shares outstanding	12,822,000	12,771,000	12,827,000	12,771,000
Diluted weighted average shares outstanding	12,861,000	12,771,000	12,873,000	12,809,000

Number of stores open at end of period	280	284	280	284

Store Opening Plans

During the second quarter, the Company did not open or close any locations, ending the quarter with 280 stores in operation.  For fiscal 2011, the Company expects to open no new additional stores and close two additional existing locations, ending the year with 278 locations and approximately 565,000 square feet in operation.

Second Half Fiscal 2011 Outlook

For the second half of fiscal 2011, the Company currently expects comparable store sales to increase in the mid-to-high single digit range following a decline of 3.7% in the second half of fiscal 2010.  The Company currently expects to report second half net income per diluted share in the range of $0.18 to $0.22, which compares to a net loss per diluted share of $1.50 last year, inclusive of $1.04 in charges, relating to non-cash impairment of fixed assets and intangible assets, a non-cash valuation allowance against deferred tax assets, as well as one-time legal costs.

For the third quarter of fiscal 2011, the Company currently expects comparable store sales to increase in the mid single digit range, following flat comparable store sales performance in the third quarter of fiscal 2010. The Company currently expects third quarter fiscal 2011 net loss per diluted share in the range of $0.06 to $0.08.  This compares to a net loss of $0.39 per diluted share in the third quarter of fiscal 2010, inclusive of $0.08 per diluted share in legal costs.

Conference Call Information

The Company announced that it will conduct a conference call to discuss its second quarter fiscal 2011 results today, July 28, 2011 at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.cache.com. A replay of this call will be available at 11:30 a.m. ET on July 28, 2011 and remain active until 11:59 p.m. ET on August 4, 2011.  The replay can be accessed by dialing (877) 870-5176 and entering confirmation code 375516.

About Cache, Inc.

Cache is a nationwide, mall-based specialty retailer of sophisticated sportswear and social occasion dresses targeting style-conscious women who have a youthful attitude and are self-confident. We currently operate 280 stores, primarily situated in central locations in high traffic, upscale malls in 43 states, the Virgin Islands and Puerto Rico.

Certain matters discussed within this press release may constitute forward-looking statements within the meaning of the federal securities laws. Although Cache, Inc. believes the statements are based on reasonable assumptions, there can be no assurance that these expectations will be attained. Actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, ability to successfully open new stores, dependence on management, dependence on vendors and distributors, reliance on foreign manufacturers, material weakness in our internal controls, industry trends, merchandise and fashion trends, competition, seasonality and changes in general economic conditions and consumer spending patterns, as well as other risks outlined from time to time in the filings of Cache, Inc. with the Securities and Exchange Commission.